     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated October 24, 2024, accompanying the financial statements of Investment Grade Income Trust, 10-20 Year Series 41 (included in Invesco Unit Trusts, Taxable Income Series 451) as of June 30, 2024, and for each of the three years in the period ended June 30, 2024, and the financial highlights for each of the five years in the period ended June 30, 2024, contained in this Post-Effective Amendment No. 11 to Form S-6 (File No. 333-186517) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
October 24, 2024